SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934




                           SYNSORB BIOTECH INC.
---------------------------------------------------------------------------
                             (Name of Issuer)



                  Common Stock, par value $.01 per share
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                      (Title of Class of Securities)



                                 87160V104
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                              (CUSIP Number)



Check the following box if a fee is being paid with this statement ____.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


CUSIP No. 87160V104           13G

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     The Erin Mills Development Corporation

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                             (b) [ X ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Ontario, Canada

     NUMBER OF        5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY      6    SHARED VOTING POWER         2,450,000
      OWNED BY
        EACH          7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH       8    SHARED DISPOSITIVE POWER    2,450,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,450,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES*                                [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.1%

12   TYPE OF REPORTING PERSON*

     CO


     *SEE INSTRUCTIONS BEFORE FILLING OUT



CUSIP No. 87160V104           13G


1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     The Erin Mills Investment Corporation

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                             (b) [ X ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Alberta, Canada

     NUMBER OF        5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY      6    SHARED VOTING POWER         2,450,000
      OWNED BY
        EACH          7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH       8    SHARED DISPOSITIVE POWER    2,450,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,450,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                             [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.1%

12   TYPE OF REPORTING PERSON*

     CO



*SEE INSTRUCTIONS BEFORE FILLING OUT


                         STATEMENT ON SCHEDULE 13G

     This statement on Schedule 13G relates to the common stock, par value $.01 per share ("Common Stock"), of SYNSORB Biotech Inc. (the "Company"), and is filed by The Erin Mills Development Corporation, an Ontario, Canada corporation ("EMDC"), as the indirect beneficial owner of the shares of Common Stock reported as beneficially owned in this statement, and The Erin Mills Investment Corporation, an Alberta, Canada corporation and majority owned subsidiary of EMDC ("TEMIC"), as the direct beneficial owner of the shares of Common Stock reported as beneficially owned in this statement.

ITEM 1(A)   NAME OF ISSUER.

            SYNSORB Biotech Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            11011 Esso Plaza
            East Tower
            425 - 1st Street S.W.
            Calgary, Alberta
            T2P 3L8

ITEM 2(A)   NAME OF PERSON FILING.

            This Schedule 13G is filed by The Erin Mills Investment Corporation and The Erin Mills Development Corporation.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
            RESIDENCE.

            The address of both TEMIC and EMDC is 7501 Keele Street, Suite 500, Concord, Ontario L4K 1Y2, Canada.

ITEM 2(C)   CITIZENSHIP OR PLACE OF ORGANIZATION.

            TEMIC is incorporated under the laws of the Province of Alberta, Canada, and EMDC is incorporated under the laws of the Province of Ontario, Canada.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES.

            Common Stock, par value $.01 per share.

ITEM 2(E)   CUSIP NUMBER.

            87160V104

ITEM 3      REPORTING PERSON.

            Inapplicable

ITEM 4      OWNERSHIP.

            See Items 5 through 11 on page 2 for EMDC and page 3 for TEMIC.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Inapplicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON.

            Inapplicable

ITEM 7      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY.

            Inapplicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP.

            Inapplicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Inapplicable

ITEM 10     CERTIFICATION.

            Inapplicable

EXHIBITS    Exhibit 1

            Joint Filing Agreement dated February ___, 1998 between TEMIC and EMDC.



                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               Date:  February 13, 1998


               THE ERIN MILLS DEVELOPMENT CORPORATION

               By:  /S/LARRY ROBBINS
                    ------------------------
                    Larry Robbins
                    Secretary


               THE ERIN MILLS INVESTMENT CORPORATION

               By:  /S/LARRY ROBBINS
                    ------------------------
                    Larry Robbins
                    Secretary